Exhibit 10.2
EXECUTION COPY
Privileged and Confidential

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PPL GENERATION, LLC

and

HARBOR GEN HOLDINGS, LLC

Dated as of September 9, 2010

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Membership Interest Transfer Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Estoppel Certificate
Exhibit E	Restructuring Agreements
Exhibit F	Form of Bill of Sale
Exhibit G	Inventory
SCHEDULES
1.1(13)	Assigned Agreements
1.1(42)	Excluded Liabilities
1.1(56)	Initial Amount
1.1(59)(a)	Seller’s Knowledge
1.1(59)(b)	Buyer’s Knowledge
1.1(68)	Newco Specified Payables Adjustment Amount
1.1(74)	Permitted Encumbrances
1.1(96)	Specified Credit Support
1.1(97)	Specified Credit Support Beneficiaries
1.1(98)	Specified Credit Support Parties
1.1(102)	Specified Regulatory Condition
1.1(123)	Wallingford Specified Payables Adjustment Amount
3.2	Companies Corporate Organization Information
3.3	Companies Changes and Events
3.4	Companies Legal Proceedings
3.5	Companies Compliance with Laws; Sufficiency of Assets
3.6(a)	Companies Material Contracts
3.6(c)	Companies Defaults under Material Contracts
3.7	Companies Liens
3.8(a)(i)	Benefit Plans
3.8(a)(ii)	Company Benefit Plans
3.8(d)	Companies Other Employee Benefit Matters
3.9	Companies Environmental Matters
3.10	Companies Insurance
3.11(c)	Tax Actions
3.11(e)	Further Tax Representations
3.11(g)	Tax Waivers
3.12	Companies Intellectual Property
3.13	Companies Personal Property
3.14	Companies Undisclosed Liabilities
4.3(a)	Conflicts or Violations; Consents and Approvals
4.3(b)	Seller’s Required Regulatory Approvals
4.5(b)	Defaults etc. under Assigned Agreements
4.7	Brokers; Finders
5.3(a)	Buyer’s Defaults and Violations
5.3(b)	Buyer’s Required Regulatory Approvals
6.4(d)	Buyer Restrictions
6.7(a)(i)	Specified Credit Support Replacements
6.7(a)(ii)	Specified Credit Support Releases
6.7(b)	Seller’s Letters of Credit, Guarantees or Other Credit Support
6.8(a)	Conduct of Business Pending the Closing
6.9(a)	Termination of Affiliate Contracts
6.10(e)	Severance
6.10(j)	Third Party Operator
7.1(c)(i)	Certain Buyer’s Required Regulatory Approvals
7.1(c)(ii)	Certain Seller’s Required Regulatory Approvals
7.1(i)	Buyer Third Party Consents
7.2(g)	Third Party Consents, Waivers or Approvals
8.3	Straddle Period Tax Returns

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS		2

1.1	Definitions	2
1.2	Construction	11
1.3	U.S. Dollars	12

ARTICLE II PURCHASE AND SALE		12

2.1	Closing	12
2.2	Payment of Purchase Price	12
2.3	Adjustment to Purchase Price	12
2.4	Deliveries by Seller	13
2.5	Deliveries by Buyer	15
2.6	Allocation of Purchase Price	15

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES		16

3.1	Organization and Existence	16
3.2	Company	16
3.3	Absence of Certain Changes or Events	16
3.4	Legal Proceedings	16
3.5	Compliance with Laws; Sufficiency of Permits and Assets	17
3.6	Material Contracts	17
3.7	Properties; No Liens	17
3.8	Employee Benefits	17
3.9	Environmental Matters	18
3.1	Insurance	19
3.11	Taxes	19
3.12	Intellectual Property	20
3.13	Personal Property	20
3.14	Absence of Undisclosed Liabilities	20
3.15	Regulatory Status	20
3.16	Exclusive Representations and Warranties	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		21

4.1	Organization; Qualification	21
4.2	Authority	21
4.3	Consents and Approvals; No Violation	21
4.4	Title and Related Matters	22
4.5	Assigned Agreements	22
4.6	Legal Proceedings	23
4.7	Brokers; Finders	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		23

5.1	Organization; Qualification	23
5.2	Authority	23
5.3	Consents and Approvals; No Violation	24
5.4	Buyer’s Permits	24
5.5	Availability of Funds	24
5.6	Legal Proceedings	24
5.7	Inspections	24
5.8	Brokers; Finders	25
5.9	Investment Intent	25

ARTICLE VI COVENANTS OF THE PARTIES		25

6.1	Access to Information	25
6.2	Public Statements	27
6.3	Further Assurances	27
6.4	Governmental Consents and Approvals	27
6.5	PJM and ISO New England	30
6.6	Assignment	30
6.7	Release of Credit Support	31
6.8	Conduct of Business Pending the Closing	32
6.9	Termination of Affiliate Contracts; Restructuring	34
6.1	Employee Benefits	34
6.11	Seller Marks	37
6.12	Insurance	37
6.13	Casualty	37
6.14	Condemnation	38
6.15	Turbine Transfers	38
6.16	RGGI	38

ARTICLE VII CONDITIONS		39

7.1	Conditions to Obligation of Buyer	39
7.2	Conditions to Obligation of Seller	40
7.3	Failure Caused by Party’s Failure to Comply	41

ARTICLE VIII TAX MATTERS		41

8.1	Tax Indemnification	41
8.2	Straddle Period	42
8.3	Responsibility for Filing Tax Returns	42
8.4	Tax Proceedings	43
8.5	Cooperation	43
8.6	Purchase Price Adjustment	44
8.7	Transfer Taxes and Restructuring Costs	44
8.8	Refunds	44
8.9	Exclusivity	44

ARTICLE IX INDEMNIFICATION AND DISPUTE RESOLUTION		44

9.1	Indemnification	44
9.2	Defense of Claims	46

ARTICLE X TERMINATION		47

10.1	Termination	47
10.2	Effect of Termination	49

ARTICLE XI MISCELLANEOUS PROVISIONS		49

11.1	Amendment and Modification	49
11.2	Expenses	49
11.3	Waiver of Compliance; Consents	49
11.4	Survival	49
11.5	Disclaimers, As-Is Sale; Release	49
11.6	Notices	51
11.7	Assignment	52
11.8	Governing Law; Forum; Service of Process	52
11.9	Counterparts	53
11.1	Interpretation	53
11.11	Schedules and Exhibits	53
11.12	Disclosure	53
11.13	Entire Agreement	53
11.14	Severability	54

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of September 9, 2010 (this “Agreement”), by and between PPL Generation, LLC, a Delaware limited liability company (“Seller”), and Harbor Gen Holdings, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of PPL University Park, LLC, a Delaware limited liability company (“University Park”), PPL Wallingford Energy LLC, a Connecticut limited liability company (“Wallingford”), and PPL Leasing Company, LLC, a Connecticut limited liability company (“Leasing”), and in connection with the Restructuring, Seller will form a new Delaware limited liability company (“Newco”, which once formed, together with Leasing, University Park and Wallingford, and for actions to be taken after the Restructuring, solely Newco and Wallingford, shall be referred to as the “Companies”);

WHEREAS, in accordance with this Agreement, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, after the consummation of the Restructuring, 100% of the issued and outstanding membership interests of Newco (the “Newco Interests”) and 100% of the issued and outstanding membership interests of Wallingford (the “Wallingford Interests”, and together with the Newco Interests, the “Seller’s Interests”), and the Assigned Agreements upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, Seller and certain of its Affiliates are parties to certain agreements relating to the Companies and the Seller’s Interests (as further defined below, the “Assigned Agreements”);

WHEREAS, LS Power Equity Partners II, L.P., a Delaware Limited Partnership (“Buyer Parent”), has executed and delivered the Buyer Parent Guarantee (as defined below);

WHEREAS, PPL Energy Supply, LLC, a Delaware limited liability company (“PPL Energy Supply”), has executed and delivered the PPL Energy Supply Guarantee (as defined below); and

WHEREAS, in connection with this Agreement, pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, by and between PPL Holtwood, LLC, an Affiliate of Seller, and LSP Safe Harbor Holdings, LLC, an Affiliate of Buyer (the “Affiliate PSA”), upon the terms and subject to the conditions therein, the parties thereto have agreed to the purchase and sale of certain capital stock together with the assignment of certain agreements to be consummated simultaneously with the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

1. “Action” means a suit, claim, action, administrative, arbitral, litigation or other proceeding, inquiry, audit, hearing, petition, grievance, complaint or governmental or regulatory investigation.

2. “Actual Specified Payables Adjustment Amount” has the meaning set forth in Section 2.3.

3. “Additional Agreements” means the Buyer Parent Guarantee, the PPL Energy Supply Guarantee, the Assignment and Assumption Agreement and the Membership Interest Transfer Agreements.

4. “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

5. “Affiliate PSA” has the meaning set forth in the recitals to this Agreement.

6. “Affiliate PSA Closing” means the closing of the transactions contemplated by the Affiliate PSA.

7. “Affiliate PSA Outside Date” means the “Outside Date” as defined in the Affiliate PSA.

8. “Affiliate PSA Purchase Price” means the purchase price set forth in the Affiliate PSA.

9. “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

10. “Allocation Schedule” has the meaning set forth in Section 2.6.

11. “Antitrust Authorities” has the meaning set forth in Section 6.4(a).

12. “Assets” means assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible.

13. “Assigned Agreements” means the agreements listed on Schedule 1.1(13), which will be assigned pursuant to the Assignment and Assumption Agreement.

14. “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and one or more of Seller’s Affiliates and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Seller or its Affiliates shall assign the Assigned Agreements and Buyer shall accept such assignment and assume the Assumed Liabilities.

15. “Assumed Liabilities” means any and all Liabilities of Seller or its Affiliates arising under the Assigned Agreements, other than the Excluded Liabilities.

16. “Benefit Plans” has the meaning set forth in Section 3.8(a).

17. “Business” means the business of ownership, operation and maintenance of the Stations by the Companies.

18. “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

19. “Buyer” has the meaning set forth in the preamble to this Agreement.

20. “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

21. “Buyer Parent” has the meaning set forth in the recitals to this Agreement.

22. “Buyer Parent Guarantee” means the guarantee dated as of the date hereof of Buyer Parent, for the benefit of Seller.

23. “Buyer’s Indemnitee” has the meaning set forth in Section 9.1(b).

24. “Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

25. “Closing” has the meaning set forth in Section 2.1.

26. “Closing Date” has the meaning set forth in Section 2.1.

27. “Closing Payment” has the meaning set forth in Section 2.2(a).

28. “Code” means the Internal Revenue Code of 1986, as amended.

29. “Companies” has the meaning set forth in the recitals to this Agreement.

30. “Company Benefit Plans” has the meaning set forth in Section 3.8(a).

31. “Company Employee” has the meaning set forth in Section 3.8(a).

32. “Condemnation Value” has the meaning set forth in Section 6.14.

33. “Confidentiality Agreement” means the Confidentiality Agreement, dated June 1, 2010, between PPL Services Corporation and LS Power Equity Advisors, LLC.

34. “Consent” means consent, approval or authorization of any Person.

35. “Contract” means any contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

36. “DEP” has the meaning set forth in Section 6.4(f)(i).

37. “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, easements, deed restrictions, conditional and installment sale agreements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

38. “Environmental Laws” means all applicable Laws relating to pollution or protection of the environment.

39. “ERISA” has the meaning set forth in Section 3.8(a).

40. “Estimated Specified Payables Adjustment Amount” has the meaning set forth in Section 2.2(b).

41. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

42. “Excluded Liabilities” means all Liabilities (i) of Seller (and all Non-Company Affiliates), including all Liabilities under the Assigned Agreements arising prior to the Closing Date, but excluding all Liabilities under the Assigned Agreements arising on or after the Closing Date or (ii) set forth on Schedule 1.1(42).

43. “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

44. “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

45. “FERC Waiver Filing” has the meaning set forth in Section 6.6(d).

46. “Filing” means any registration, declaration, notice or filing with any Governmental Authority.

47. “Final Order” means an action by a Governmental Authority as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Authority does not have the action under reconsideration on its own motion and (iv) no appeal to a court or a request for stay by a court of the Governmental Authority’s action is pending or in effect and the deadline for filing any such appeal or request has passed; provided that an order of any Governmental Authority granting approval of the transactions contemplated by this Agreement may be deemed a Final Order during the pendency of any reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if Buyer’s and Seller’s respective regulatory counsel in good faith agree that such proceedings are not reasonably likely to result in a reversal of such order.

48. “Governmental Authority” means any executive, legislative, judicial, regulatory, tribal or administrative agency, body, commission, department, board, court, tribunal or authority of the U.S. or any foreign country, or any entity properly delegated authority by such entities, or any state, local or other governmental subdivision thereof, or any entity acting by duly delegated authority granted from the foregoing, including without limitation any regional transmission organization such as PJM and ISO New England, and the North American Electric Reliability Corporation (including any applicable regional authorities thereof).

49. “Hazardous Substances” means any petroleum, friable asbestos, polychlorinated biphenyls or materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

50. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

51. “Indebtedness” means any of the following: (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums, penalties and similar amounts relating thereto; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay in installments, or for the deferred purchase price, of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (g) any guaranty, security interest or Encumbrance upon any property or Asset related to any of the foregoing.

52. “Indemnifiable Loss” has the meaning set forth in Section 9.1(a).

53. “Indemnifying Party” has the meaning set forth in Section 9.1(d).

54. “Indemnitee” has the meaning set forth in Section 9.1(b).

55. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

56. “Initial Amount” means the portion of the Total Purchase Price allocated to the transactions contemplated by this Agreement as set forth on Schedule 1.1(56).

57. “ISO New England” means ISO New England, Inc. or its successor organization.

58. “ISO New England Transfer Date” means such date as the transfer to Buyer of Seller’s and/or its Affiliates’ entitlement to the capacity (including locational forward reserve), energy and ancillary services of the Wallingford Station is reflected in all applicable ISO New England systems and databases.

59. “Knowledge” means (i) in the case of Seller, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1 (59)(a), and (ii) in the case of Buyer, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(59)(b).

60. “Laws” means all laws, statutes, rules, regulations, ordinances and Orders of any Governmental Authority.

61. “Leasing” has the meaning set forth in the recitals to this Agreement.

62. “Leasing Interests” means, prior to the Restructuring, 100% of the issued and outstanding membership interests of Leasing.

63. “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including Indebtedness and any liability for Taxes.

64. “Material Adverse Effect” means any change in or effect on the Business that is materially adverse to the properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole, other than (a) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific to the Business, (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of PJM or ISO New England, (c) any change or effect resulting from changes in the international, national, regional or local electricity transmission or distribution systems or operations thereof, (d) changes in general economic conditions, interest rates or credit or securities markets in the U.S. or elsewhere, (e) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (f) changes in international, national, regional or local markets for fuel used or usable in the Business, (g) any change or effect resulting from any condition imposed on any Party or the Business by a Governmental Authority in connection with the grant of such Governmental Authority’s Consent or approval of the transactions contemplated hereby, (h) any acts of war or terrorist activities, (i) strikes, work stoppages or other labor disturbances that are not specific to the Business, (j) any matter to the extent that (I) it is disclosed in reasonable detail in any Schedule delivered by Seller on the date hereof and (II) such disclosed matter does not worsen in a material manner, (k) any change or effect arising directly by reason of the announcement of the transactions provided for in this Agreement, and (l) any change in or effect on the Business which is cured (including by payment of money), without any material adverse impact, before the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1; provided, that in each of clauses (a), (b), (c), (e), (f) and (h), only to the extent such changes or effects do not have a disproportionate effect on the Business that is adverse to the properties, results of operations or condition (financial or otherwise) of the Business (taken as a whole) as compared to other similarly situated businesses.

65. “Material Contracts” means all Contracts to which any of the Companies is a party or by which their respective Assets are bound (i) requiring or guaranteeing (including by collateral signature, surety, or joint and several debt) payments to or by any of the Companies in excess of $250,000 per annum or $750,000 in the aggregate, (ii) for the sale, purchase, interconnection, supply or transmission of fuel, energy, capacity, or any ancillary services, (iii) that are employment or collective bargaining agreements, (iv) that are partnership, joint venture or limited liability company agreements, (v) for the creation, incurrence, assumption or guarantee of any outstanding Indebtedness, or under which any of the Companies has imposed a security interest on any of its Assets, which security interest secures outstanding Indebtedness, (vi) for the acquisition, ownership, or leasing of any real property, and for which any material obligations are outstanding , or (vii) which contain any covenant restricting the ability of any of the Companies to compete or to engage in any activity or business, except, in each case, for Contracts with respect to which the Companies will not be bound or have liability from or after the Closing or which are terminable on less than ninety (90) days’ notice without penalty or payment.

66. “Newco” has the meaning set forth in the recitals to this Agreement.

67. “Newco Interests” has the meaning set forth in the recitals to this Agreement.

68. “Newco Specified Payables Adjustment Amount” means the sum of the amounts payable by Newco as of the Closing Date relating to the accounts payable specified on Schedule 1.1(68) allocable to periods prior to the Closing Date (whether or not then due and payable, but excluding any amounts actually paid by Newco, Seller or its Affiliates in respect of such accounts payable prior to the Closing Date), as determined in accordance with the methodology set forth on Schedule 1.1(68).

69. “Non-Company Affiliate” means any Affiliate of Seller other than the Companies.

70. “Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

71. “Outside Date” has the meaning set forth in Section 10.1(b).

72. “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

73. “Permit” means any permit, certificate, license, franchise, Consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Authority that possesses competent jurisdiction.

74. “Permitted Encumbrances” means: (a) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings and are set forth on Schedule 1.1(74); (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practices; (c) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities that are made public; (d) Encumbrances created by Buyer or its Representatives on Buyer’s behalf; (e) Encumbrances of record (other than Encumbrances securing Indebtedness of Seller or its Affiliates) or as set forth on the ALTA/ACSM Land Title Survey for University Park, dated August 9, 2002; and (f) imperfections or irregularities of title and such other Encumbrances that are, individually or in the aggregate, not reasonably likely to materially detract from the value or use and enjoyment thereof in the Business as currently conducted.

75. “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.

76. “PJM” means PJM Interconnection, L.L.C., and any successor entity thereto.

77. “PJM Transfer Date” means such date as the transfer to Buyer of Seller’s and/or its Affiliates’ entitlement to the capacity, energy and ancillary services of the University Park Station is reflected in all applicable PJM systems and databases.

78. “PPL Energy Supply” has the meaning set forth in the recitals to this Agreement.

79. “PPL Energy Supply Guarantee” means the guarantee dated as of the date hereof of PPL Energy Supply, for the benefit of Buyer.

80. “Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).

81. “Purchase Price” has the meaning set forth in Section 2.2(a).

82. “Redevelopment Agreement” means the Redevelopment Agreement Pertaining to Redevelopment Site No. 38 in the Governors Gateway Industrial Park Redevelopment Project Area, dated as of June 12, 2001 by and between the Village of University Park and PPL University Park, LLC.

83. “Release” means any release, spill, leak, discharge, disposal of, pouring, emptying, injecting, or dumping of a Hazardous Substance into the environment.

84. “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, managers, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).

85. “Restoration Cost” has the meaning set forth in Section 6.13.

86. “Restructuring” means the consummation of the transactions contemplated by the Restructuring Agreements.

87. “Restructuring Agreements” means those agreements attached hereto as Exhibit E.

88. “RGGI” means the Regional Greenhouse Gas Initiative.

89. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

90. “Seller” has the meaning set forth in the preamble to this Agreement.

91. “Seller Benefit Plans” has the meaning set forth in Section 6.10(a).

92. “Seller Marks” has the meaning set forth in Section 6.11.

93. “Seller’s Indemnitee” has the meaning set forth in Section 9.1(a).

94. “Seller’s Interests” has the meaning set forth in the recitals to this Agreement.

95. “Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

96. “Specified Credit Support” has the meaning set forth on Schedule 1.1(96).

97. “Specified Credit Support Beneficiaries” has the meaning set forth on Schedule 1.1(97).

98. “Specified Credit Support Parties” has the meaning set forth on Schedule 1.1(98).

99. “Specified Credit Support Releases” has the meaning set forth in Section 6.7(a).

100. “Specified Credit Support Replacements” has the meaning set forth in Section 6.7(a).

101. “Specified Payables Adjustment Amount” means the sum of the Newco Specified Payables Adjustment Amount and the Wallingford Specified Payables Adjustment Amount.

102. “Specified Regulatory Condition” has the meaning set forth on Schedule 1.1(102).

103. “Stations” means, together, the Wallingford Station and the University Park Station.

104. “Straddle Period” has the meaning set forth in Section 8.1(a).

105. “Straddle Period Tax Return” has the meaning set forth in Section 8.3(b).

106. “Subsidiary”, when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

107. “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, gross earnings, gross revenue, gas, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

108. “Tax Proceedings” has the meaning set forth in Section 8.4(b).

109. “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

110. “Terminated Contracts” has the meaning set forth in Section 6.9(a).

111. “Third-Party Claim” has the meaning set forth in Section 9.2(a).

112. “Total Purchase Price” means the sum of the Initial Amount plus the “Initial Amount” (as defined in the Affiliate PSA), which in all cases shall equal $381,000,000.

113. “Transfer Act” has the meaning set forth in Section 6.4(f).

114. “Transfer Taxes” has the meaning set forth in Section 8.7.

115. “Transition Services Agreement” has the meaning set forth in Section 6.9(b).

116. “University Park” has the meaning set forth in the recitals to this Agreement.

117. “University Park Interests” means, prior to the Restructuring, 100% of the issued and outstanding membership interests of University Park.

118. “University Park Station” means the simple cycle, natural gas-fired generating facility known as the PPL University Park generating station, located in University Park, Illinois.

119. “U.S.” means the United States of America.

120. “Wallingford” has the meaning set forth in the recitals to this Agreement.

121. “Wallingford Interests” has the meaning set forth in the recitals to this Agreement.

122. “Wallingford Site Lease” means the Lease, dated as of March 8, 2000, by and between the Town of Wallingford and PPL Wallingford Energy LLC, as amended.

123. “Wallingford Specified Payables Adjustment Amount” means the sum of the amounts payable by Wallingford as of the Closing Date relating to the accounts payable specified on Schedule 1.1(123) allocable to periods prior to the Closing Date (whether or not then due and payable, but excluding any amounts actually paid by Wallingford, Seller or its Affiliates in respect of such accounts payable prior to the Closing Date), as determined in accordance with the methodology set forth on Schedule 1.1(123).

124. “Wallingford Station” means the simple cycle, natural gas-fired generating facility known as PPL Wallingford Energy generating station, located near Wallingford, Connecticut.

125. “WARN” has the meaning set forth in Section 6.10(b)(ii).

1.2 Construction.  In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c) a reference to any Person shall include such Person’s predecessors;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;

(e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i) the plural shall be deemed to include the singular and vice versa.

1.3 U.S. Dollars. When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. The purchase and sale of the Seller’s Interests, and the consummation of the other transactions contemplated hereby (including the due execution and delivery of the Assignment and Assumption Agreement), shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on the same date and simultaneously with the Affiliate PSA Closing, on the date that is five (5) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Article VII of this Agreement (other than the Affiliate PSA Closing and those other conditions that by their very nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied (provided that such Closing shall not occur until the earlier of (i) the date that is five (5) Business Days after the “Closing Date” as such term is defined in the Purchase and Sale Agreement, dated as of April 28, 2010, by and among E.ON US Investments Corp., PPL Corporation and E.ON AG and (ii) December 20, 2010) or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

2.2 Payment of Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Seller’s Interests and the due execution and delivery of the Assignment and Assumption Agreement, Buyer shall pay to Seller cash in an aggregate amount equal to (A) the Initial Amount minus (B) the Specified Payables Adjustment Amount (collectively, the “Purchase Price”). At the Closing, Buyer shall pay to Seller the Initial Amount minus the Estimated Specified Payables Adjustment Amount in accordance with Section 2.2(b), without deduction or withholding of any kind, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts specified by Seller to Buyer in writing at least two (2) Business Days prior to the Closing (the “Closing Payment”).

(b) At least three (3) Business Days prior to the Closing Date, Seller shall provide to Buyer a worksheet setting forth its good faith reasonable estimate of the Specified Payables Adjustment Amount (the “Estimated Specified Payables Adjustment Amount”), such Estimated Specified Payables Adjustment Amount being an absolute value. The Initial Amount payable at the Closing will be decreased by an amount equal to the absolute value of such Estimated Specified Payables Adjustment Amount.

2.3 Adjustment to Purchase Price.  Within sixty (60) days after the Closing, Seller will prepare and deliver to Buyer a computation of the actual Specified Payables Adjustment Amount (the “Actual Specified Payables Adjustment Amount”), such Actual Specified Payables Adjustment Amount being an absolute value.  If within thirty (30) days following delivery of such computation Buyer does not object in writing thereto to Seller, then the Actual Specified Payables Adjustment Amount shall be as reflected on the computation provided by Seller pursuant to the immediately preceding sentence.  If within such thirty (30) days Buyer objects to Seller in writing to such computation, then Buyer and Seller shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement within thirty (30) days after receipt by Seller of such written objection from Buyer, then the disputed items of the Actual Specified Payables Adjustment Amount (such items, the “disputed items”) shall be submitted to the Independent Accounting Firm, and all other items on the Actual Specified Payables Adjustment Amount shall be final, binding and conclusive on the Parties.  The Independent Accounting Firm will deliver to Buyer and Seller written determinations of the disputed items (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Seller) within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties.  In resolving any disagreement, the Independent Accounting Firm may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than the lowest value claimed for such disputed item by any Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.3 will be allocated between Seller and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm).  If, following the determination of the Actual Specified Payables Adjustment Amount (as agreed between the Parties or as determined by the Independent Accounting Firm), the Estimated Specified Payables Adjustment Amount minus the Actual Specified Payables Adjustment Amount is a positive number, then Buyer shall be obligated to pay Seller a cash payment equal to the positive number.  If the Estimated Specified Payables Adjustment Amount minus the Actual Specified Payables Adjustment Amount is a negative number, then Seller shall be obligated to pay Buyer a cash payment equal to the absolute value of such negative number.  Any such payment will be due and payable within three (3) Business Days after the Actual Specified Payables Adjustment Amount is finally determined as provided in this Section 2.3, and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable.  For the avoidance of doubt, after taking into account the payment of the Estimated Specified Payables Adjustment Amount, the aggregate adjustment made with respect to the Specified Payables Adjustment Amount shall be an amount equal to the Actual Specified Payables Adjustment Amount.

2.4 Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) The Assignment and Assumption Agreement, duly executed by Seller or the applicable Affiliate(s) of Seller;

(b) Except as otherwise required in accordance with applicable Law, Buyer and Seller shall duly deliver to each other executed counterparts of the Membership Interest Transfer Agreements in respect of the Seller’s Interests substantially in the form attached as Exhibit B, and Seller shall attach thereto any certificates representing the Seller’s Interests or other documents necessary to transfer the Seller’s Interests to Buyer;

(c) A letter of resignation for each of the officers and directors of the Companies;

(d) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller’s Required Regulatory Approvals set forth on Schedule 7.1(c)(ii);

(e) An affidavit, duly executed by the appropriate Affiliate of Seller, certifying facts as necessary to exempt the transactions hereunder from withholding under Section 1445 of the Code;

(f) An estoppel certificate relating to the Wallingford Site Lease in the form attached hereto as Exhibit D;

(g) Evidence of the consummation of the Restructuring Agreements in accordance with the terms thereof to effect the merger of (i) Leasing with and into Wallingford and (ii) University Park with and into Newco;

(h) All books and records of the Companies and any other books and records in Seller’s or its other Affiliates’ possession and directly related to the Business and the Assigned Agreements, including books and records relating to operations, regulatory matters, and as necessary to make, prepare or file any Tax Return of the Companies; provided such books and records shall not include (A) duplicate copies of all records transferred to Buyer pursuant to this Agreement, (B) documents or files relating to employees of Seller or its Affiliates as of the date hereof who are not employees of Buyer or its Affiliates after Closing, (C) employee documents or files afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to the disclosure of the same to Buyer, (D) all records prepared in connection with the sale of the Companies (including bids received from third parties and analyses relating to the Companies), or (E) financial or other projections, other than internal projections prepared by the Companies, relating to the Business;

(i) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Seller in connection herewith;

(j) A bill of sale evidencing transfer from Seller or one of its Affiliates to the Person designated by Buyer pursuant to Section 6.15 of two spare turbines held for use at University Park Station or similar facilities in substantially the form attached hereto as Exhibit F; and

(k) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.5 Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller pursuant to Section 2.2(a);

(b) The Assignment and Assumption Agreement, duly executed by Buyer;

(c) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer’s Required Regulatory Approvals set forth on Schedule 7.1(c)(i);

(d) The Specified Credit Support Replacement and the Specified Credit Support Release;

(e) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Buyer is a party, and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Buyer in connection herewith; and

(f) Such other permits, agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.6 Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price (and all other capitalizable costs) among the Seller’s Interests for all Tax purposes in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Buyer within 120 days after the Closing Date or, if later, 15 days following the determination of the final Actual Specified Payables Adjustment Amount pursuant to Section 2.3, such Allocation Schedule subject to Seller’s review and consent and prepared in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder; provided, however, that in the event that Seller and Buyer cannot reach agreement with respect to the Allocation Schedule within thirty (30) days after Buyer provides the Allocation Schedule to Seller, the Independent Accounting Firm shall resolve any disputed portion of the Allocation Schedule in a manner similar to Section 2.3.  The Allocation Schedule shall be consistent with the allocation of a portion of the Purchase Price to the turbines pursuant to Schedule 1.1(56).  The costs related to having the Independent Accounting Firm resolve disputes relating to the Allocation Schedule shall be borne equally by Buyer and Seller. Seller and Buyer agree to file or cause to be filed all Tax Returns in respect of the Seller’s Interests in a manner consistent with the Allocation Schedule and to take no position for Tax purposes inconsistent with the Allocation Schedule, in each case unless required otherwise by a final determination of a competent taxing authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Existence.  Each of the Companies (except for Newco) are and Newco will be validly existing and in good standing under the laws of the jurisdiction in which each was formed and each has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Companies (except for Newco) are and Newco will be duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Company.  The legal name, place of organization and respective ownership interest of each of the Companies is accurately and completely set forth on Schedule 3.2, except as a result of the Restructuring with respect to Leasing and University Park (which will cease to exist).  None of the Companies owns any direct or indirect equity ownership, participation or voting right or interest in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person.  Other than as set forth on Schedule 3.2, no Person owns any direct or indirect equity ownership, participation or voting right or interest in any of the Companies or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any of the Companies.

3.3 Absence of Certain Changes or Events.  Except (a) as set forth on Schedule 3.3, and (b) for any action taken by the Companies that would be permitted without Buyer’s consent under Section 6.8, since December 31, 2009, the Business has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to the sale of the Companies.  Since December 31, 2009, there has not been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

3.4 Legal Proceedings.  Except as disclosed on Schedule 3.4, there are no suits, claims or other litigation, or any other material Actions pending or, to Seller’s Knowledge, threatened against or otherwise relating to any of the Companies before any Governmental Authority or any arbitrator.  Except as disclosed on Schedule 3.4, none of the Companies are subject to any Order of any Governmental Authority or any arbitrator that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. This Section 3.4 does not relate to (i) matters related to employee benefits, which matters are the subject of Section 3.8, (ii) environmental matters, which matters are the subject of Section 3.9, or (iii) matters related to Taxes, which matters are the subject of Section 3.11.

3.5 Compliance with Laws; Sufficiency of Permits and Assets.  Each of the Companies is in compliance in all material respects with any Law applicable to it or its Business or properties.  All Permits and all equipment, services, intellectual property, real property and other Assets, that the Companies require in order to own, lease, maintain, operate and conduct the Business in all material respects as currently conducted (including, as of July 28, 2010, the inventory levels set forth on Exhibit G), are held by the Companies, except (i) such equipment, services, intellectual property and other assets that are obtained by the Companies prior to the Closing, and (ii) as set forth on Schedule 3.5.  The Companies are in compliance in all material respects with the terms of all Permits applicable to the Business.  Neither Seller nor the Companies has received notice of any material violation of Law with respect to the Companies or their respective Businesses or properties during the last five (5) years. This Section 3.5 does not relate to (i) matters related to employee benefits, which matters are the subject of Section 3.8, (ii) environmental matters, which matters are the subject of Section 3.9, or (iii) matters related to Taxes, which matters are the subject of Section 3.11.

3.6 Material Contracts.

(a) The contracts listed in Schedule 3.6(a) include all Material Contracts as of the date hereof.

(b) Each Material Contract constitutes the valid and binding obligation, in full force and effect, of the Companies party thereto and, to Seller’s Knowledge, the other parties thereto, except that in each case (i) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Except as set forth on Schedule 3.6(c), none of the Companies are in default and, to Seller’s Knowledge, no other party is in default in the performance or observance in any material respect of any terms or provisions of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under, any Material Contract.

3.7 Properties; No Liens.  Except as set forth in Schedule 3.7, the Companies each have good and marketable title to, or valid leasehold interests in, all real property owned or leased by it to permit the operation of its Business as a whole substantially as such Business has been operated heretofore.  None of such properties or any other Assets of the Companies (whether real or personal) are subject to any Encumbrance, except for (i) Encumbrances set forth on Schedule 3.7 and (ii) Permitted Encumbrances.

3.8 Employee Benefits.

(a) Schedule 3.8(a)(i) sets forth a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each material severance, change in control, vacation, bonus, and equity incentive plan, program, policy or agreement, in each case that is sponsored, contributed to or maintained by Seller, its Affiliates, or the Companies and in which any employee of the Companies (each a “Company Employee”) participates (collectively, the “Benefit Plans”). True and correct copies of each Benefit Plan sponsored or maintained solely by one of the Companies (the “Company Benefit Plans”) have been made available to Buyer or its Representatives and are set forth on Schedule 3.8(a)(ii).

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or material adverse effect on Buyer or its Affiliates: (x) the Company Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Law and are administered in accordance with their terms and (y) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has (A) received a favorable determination letter as to its qualification or (B) been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and in either case, to the Knowledge of the Seller, nothing has occurred that would reasonably be expected to result in the loss of such qualification.

(c) As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened litigation with respect to any Company Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

(d) Except as set forth on Schedule 3.8(d), or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(i) no Company Employees are represented by a union or other collective bargaining representative;

(ii) there are no pending, nor to Seller’s Knowledge threatened, labor strikes, requests for representation, work stoppages or lockouts involving Company Employees;

(iii) Seller has not received notice of any pending charges against the Companies before any Governmental Authority responsible for the prevention of unlawful employment practices;

(iv) the Companies are in compliance with all Laws affecting the employment of labor; and

(v) neither Seller nor the Companies have received notice of any pending investigation by a Governmental Authority relating to the Company Employees or the Companies’ employment practices.

3.9 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as disclosed on Schedule 3.9: (a) the Companies are in compliance with all Environmental Laws, (b) there are no claims pending or, to Seller’s Knowledge, threatened against any of the Companies relating to any violation of, or liability under, any Environmental Law, and (c) no Hazardous Substance has been Released at any real property owned by any of the Companies or to Seller’s Knowledge used by any of them in the operation of the Stations in an amount or condition that would reasonably be expected to result in liability under any Environmental Law.  None of the Companies transports any Hazardous Substance off of its properties for disposal in a manner that would reasonably be expected to result in any material liability under any Environmental Law.  This Section 3.9 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws, Hazardous Substances or other environmental matters.

3.10 Insurance.  The Companies and their respective businesses or properties are insured as specified under the insurance policies and in the amounts listed on Schedule 3.10.  No written notice of cancellation or termination has been received by Seller or any of the Companies with respect to any of such material policies that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.11 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Companies have been filed when due in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects to the extent such Tax Returns relate to the Companies.

(b) All material Taxes in respect of the Companies shown as due and payable on such Tax Returns have been timely paid in full.

(c) Except as set forth on Schedule 3.11(c), there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Companies and none of the Companies have received any written notice of deficiency or assessment from any Governmental Authority with respect to Taxes which has not been fully paid or finally settled or which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) The Companies have timely and properly collected, withheld and remitted to the taxing authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of material Taxes.

(e) Except as set forth on Schedule 3.11(e), (i) no Company is a member of a consolidated, combined or unitary aggregate group and (ii) no Company is liable for the Taxes of any other Person, whether by Law, by contract or as successor or as transferee in interest and no Company is a party to any Tax sharing, Tax indemnity or Tax allocation agreement.

(f) There are no Liens for Taxes (other than Permitted Encumbrances) on any assets of any Company.

(g) Except as set forth on Schedule 3.11(g), there are no waivers or outstanding agreements extending the applicable statutory period of limitations of Taxes of the Companies.

(h) Each of Wallingford and Leasing are, and have been since inception, and, at the Closing, Newco is, and since its inception has been, a disregarded entity for federal income tax purposes.

3.12 Intellectual Property.  Except as set forth on Schedule 3.12, the Companies possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Business in the manner in which it is currently being conducted by the Companies, except for the failure to possess or have adequate rights to use such properties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.12, Seller has no Knowledge of (a) any infringement or claimed infringement by the Companies of any patent, trademark, service mark or copyright of others or (b) any infringement of any patent, trademark, service mark or copyright owned by or under license to any of the Companies, except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.13 Personal Property.  Except as set forth on Schedule 3.13, the machinery and equipment included as part of the Assets of the Companies are in normal operating condition and in a state of reasonable maintenance and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the Business.

3.14 Absence of Undisclosed Liabilities.  Except as disclosed on Schedule 3.14, the Companies do not have any Liabilities (whether accrued, absolute, contingent or otherwise), except (a) Liabilities under any Contracts listed in Schedule 3.6(a) (excluding any breach or default thereunder), (b) Liabilities under any Permitted Encumbrance, Order, Permit or Law (excluding any violations thereof), (c) Liabilities pursuant to this Agreement, including with respect to the Specified Payables Adjustment Amount, (d) Liabilities to be cancelled or paid at or before Closing, with no ongoing Liabilities or obligations of the Companies or Buyer, or (e) other Liabilities not in excess of $100,000 individually or $500,000 in the aggregate.

3.15 Regulatory Status.  Wallingford and University Park are each an “exempt wholesale generator” as such term is defined in the Public Utility Holding Company Act of 2005, as amended, and the regulations of the FERC promulgated thereunder.  Wallingford and University Park have each been authorized by the FERC under the Federal Power Act to make sales of electric capacity and energy at market-based rates.  Seller has no Knowledge of any facts that are reasonably likely to cause either Wallingford or University Park to lose its status as an “exempt wholesale generator” or its market-based rate authorization.

3.16 Exclusive Representations and Warranties.  It is the explicit intent of each Party hereto that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article III and Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

4.1 Organization; Qualification.  Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

4.2 Authority.  Seller has full limited liability company power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action required on the part of Seller. This Agreement has been duly executed and delivered by Seller; and this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificates of formation or operating agreements of Seller or the Companies; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material Contract or other instrument or obligation to which Seller is a party or by which it may be bound or any Material Contract, except for such defaults (or rights of termination, cancellation or acceleration) (A) as to which requisite Consents have been, or will be prior to the Closing, obtained, or (B) which would not be material to the Companies and which would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement; or (iii) constitute a violation of any Law applicable to Seller or the Companies which violation, individually or in the aggregate, would be material to the Companies or would materially impair Seller’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such Consents and Filings which, if not obtained or made, would not be material to the Companies or materially impair Seller’s ability to perform its material obligations under this Agreement; and (ii) such Consents and Filings which become applicable to the Companies or Seller as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4 Title and Related Matters.  Seller is directly the legal and beneficial owner of, and has good and marketable title to, the Wallingford Interests, the Leasing Interests and the University Park Interests (except as a result of the Restructuring with respect to the Leasing Interests and the University Park Interests, which shall no longer exist) and Seller will be directly the legal and beneficial owner of, and will have good and marketable title to, the Newco Interest, in each case free and clear of all Encumbrances other than those arising pursuant to this Agreement, and the Wallingford Interests, the Leasing Interests and the University Park Interests are, and the Newco Interest will be, duly authorized and validly issued.  There are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of, such Seller’s Interests, the subscription of additional membership interests of the Companies or any securities convertible into or evidencing the right to purchase additional membership interests of the Companies.  Upon Closing, Buyer shall have good and marketable title to Seller’s Interests, free and clear of any Encumbrances, restrictions on transfer and voting or preemptive rights.  Seller has no outstanding claims for expenses or reimbursement from the Companies that will remain outstanding from and after the Closing.

4.5 Assigned Agreements.

(a) Each Assigned Agreement constitutes the valid and binding obligation, in full force and effect, of Seller and/or its Affiliates party thereto and, to Seller’s Knowledge, the other parties thereto, except that in each case (i) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Schedule 4.5(b), neither Seller nor any of its Affiliates is in default and, to Seller’s Knowledge, no other party is in default in the performance or observance in any material respect of any terms or provisions of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Assigned Agreement.

4.6 Legal Proceedings.  There are no suits, actions or proceedings pending or threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby. Seller is not subject to any Order of any Governmental Authority which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby.

4.7 Brokers; Finders.  Except as set forth on Schedule 4.7, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby.  None of Buyer and its Affiliates (including, following the Closing, the Companies) shall have any such responsibility or liability with respect to any Person set forth on Schedule 4.7.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

5.1 Organization; Qualification.  Buyer is a limited liability company, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Buyer has heretofore delivered to Seller true and correct copies of its certificate of formation and limited liability company agreement as currently in effect.

5.2 Authority.  Buyer has full limited liability company power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action required on the part of Buyer. This Agreement has been duly executed and delivered by Buyer; and this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of formation and limited liability company agreement of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement (a “Buyer Material Adverse Effect”); or (iii) constitute a violation of any Law applicable to Buyer or any of its Subsidiaries, which violation, individually or in the aggregate, would have a Buyer Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings which, if not obtained or made, would not have a Buyer Material Adverse Effect.

5.4 Buyer’s Permits.  All Permits that Buyer requires in order to own and exercise the rights and obligations with respect to the Seller’s Interests and to perform the Assumed Liabilities are, or will be at or prior to the Closing, held by Buyer.

5.5 Availability of Funds.  Buyer, together with Buyer Parent, has sufficient funds available to it to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.

5.6 Legal Proceedings.  There are no suits, actions or proceedings pending or to Buyer’s Knowledge threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is not subject to any Orders of any Governmental Authority which would, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.7 Inspections.  Buyer is a sophisticated entity, is knowledgeable about the industry in which the Companies operate, experienced in investments in such business and able to bear the economic risk associated with the purchase of the Seller’s Interests.  Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of the type contemplated in this Agreement, as well as the knowledge of the Companies and their operations in particular, and has independently, based on such information, made its own analysis and decision to enter into this Agreement.  Buyer had access to the books, records, facilities and personnel of the Companies for purposes of conducting its due diligence investigation of the Companies.

5.8 Brokers; Finders.  Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby.

5.9 Investment Intent.  Buyer is acquiring the Seller’s Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the Seller’s Interests, Buyer is not offering or selling, and will not offer or sell, for Seller or otherwise in connection with any distribution of the Seller’s Interests, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Seller’s Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Seller’s Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Seller’s Interests will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Seller’s Interests will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Seller’s Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Access to Information.

(a) Between the date of this Agreement and the Closing Date: (i) Seller shall provide Buyer and its Representatives with information as to the Business, the Seller’s Interests, the Assigned Agreements and the Companies as reasonably requested by Buyer and to the extent such information is readily available to Seller or could readily be obtained by Seller without any material cost or expense or material interference with the Business; provided that. notwithstanding the foregoing, Seller shall not be required to provide any information (A) which Seller reasonably believes it, its Affiliates or any of the Companies is prohibited from providing to Buyer by reason of applicable Law or Permit, (B) which constitutes or allows access to information protected by attorney/client privilege, or (C) which Seller, its Affiliates or any of the Companies is required to keep confidential or prevent access to by reason of any contract or agreement with a third party; and (ii) Seller shall provide Buyer and its Representatives with reasonable access to the facilities, properties and management of the Companies as may be requested by Buyer, provided (A) such access shall be conducted at a time and in a manner so as not to unreasonably interfere with the operation of the Business, (B) Seller shall have the right to have one or more of its Representatives present at all times during any such access, and (C) any such access shall not include any invasive or destructive environmental testing or sampling.

(b) All information furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.1 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms. Buyer shall be subject to and bound by all obligations of LS Power Equity Advisors, LLC under the Confidentiality Agreement as though Buyer were a party thereto.

(c) From and after the Closing Date, Buyer shall, and shall cause its Representatives to, afford to Seller, including its Representatives and Affiliates, reasonable access to all books, records, files and documents to the extent they are related to the Companies in order to permit Seller and its Affiliates to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Actions relating to or involving Seller or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford Seller and its Affiliates reasonable assistance in connection therewith. Buyer will cause such records to be maintained for not less than seven years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the business of the Companies to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereto, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.1(c). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates and Representatives those employees of Buyer requested by Seller in connection with any Actions, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer or the Companies and (ii) Seller shall reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to Seller and its Affiliates and Representatives.

(d) From and after the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of the Companies and the Business and the Assigned Agreements.  For a period of two (2) years from and after the Closing Date, Seller and its Affiliates shall keep confidential all nonpublic information in any form or medium, written or oral, concerning the Companies, the Business and the Assigned Agreements, and shall not disclose such information to any third parties, except those of Seller’s Representatives who reasonably require access to such nonpublic information in connection with the transactions contemplated by this Agreement, including in connection with the enforcement hereof or for financial reporting, legal or regulatory compliance or tax purposes (provided Seller shall be responsible for any breach of this provision by any such Representative).  If Seller is requested pursuant to, or required by, applicable law, regulation, or by legal or regulatory process or governmental investigation, to disclose any such nonpublic information, Seller shall provide Buyer, unless restricted by applicable law, with prompt notice of such request or requirement in order to enable Buyer to (i) seek an appropriate protective order or other remedy, (ii) consult with Seller with respect to Seller taking steps to resist or narrow the scope of such request or legal process, or (iii) waive compliance, in whole or in part, with the terms of this Section 6.1(d).  In any such event, Seller shall use its commercially reasonable efforts to ensure that all such nonpublic information will be accorded confidential treatment and shall furnish only that portion of the nonpublic information which is legally required.  This Section 6.1(d) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Seller of its obligations hereunder.  Furthermore, nothing herein shall be deemed to limit or restrict Seller from disclosing any information in any action or proceeding by Seller or its Affiliates to the extent necessary to enforce any rights or remedies against Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

(e) Buyer shall not, prior to the Closing Date, contact any customer, vendor or supplier of, or director, officer, partner, member or employee of, or any other Person having business dealings with, the Companies or Seller or its Affiliates with respect to the Business or the transactions contemplated hereby, including any Governmental Authority, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.

6.2 Public Statements.  Except as required by applicable Law or by applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party.

6.3 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Seller’s Interests pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary Consents, and making all required Filings with, third parties required to be obtained or made in order to consummate the transactions hereunder.

6.4 Governmental Consents and Approvals.  Without limiting the generality of Section 6.3:

(a) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice (the “Antitrust Authorities”) all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority and take all other reasonable actions to obtain clearance from the Antitrust Authorities.  Buyer and Seller shall each exercise commercially reasonable efforts to prevent the entry in any proceeding brought by an Antitrust Authority or any Governmental Authority of an order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller shall pay one-half of all Filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such Filing and any such response.

(b) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required Consents of all other Governmental Authorities, and make all other Filings required to be made prior to the Closing with respect to the transactions contemplated hereby, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals.  Each Party shall bear its own costs and expenses of the preparation of any such Filing.  Buyer and Seller will diligently pursue and use their commercially reasonable efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Authority from which any such Consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (unless prohibited by Law or by such Governmental Authority), and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences.

(c) Without limiting the generality of Section 6.4(b), each Party shall use its reasonable best efforts to make all Filings required by such Party under Section 203 of the Federal Power Act as are required in connection with the consummation of the transactions contemplated hereby as promptly as possible but in no event later than forty-five (45) days after the date of this Agreement. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications; provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any required approval is denied by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.

(d) Notwithstanding anything in this Agreement to the contrary, each of Buyer and Seller agrees that the making of any required Filings or the obtaining of any required Consents with or from any Governmental Authority are the equal responsibility of both Parties, and that each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to make such Filings or obtain such Consents with or from any Governmental Authority as are required in connection with the consummation of the transactions contemplated hereby and the parties shall comply with Schedule 6.4(d).

(e) The Parties agree that, to the greatest extent practicable, all Filings required to be made and Consents required to be obtained under this Agreement will be combined with the Filings and Consents required under the terms of the Affiliate PSA, including through joint applications for all Consents under Section 203 of the Federal Power Act and a single HSR Act Filing.

(f) Connecticut Transfer Act Responsibilities.  The Parties acknowledge that consummation of the transaction contemplated by this Agreement will constitute a “transfer of an establishment” as that term is defined by the Connecticut Property Transfer Act (the “Transfer Act”), Connecticut General Statutes § 22a-134.  As a result of the application of the Transfer Act to this Agreement, the Parties agree as follows:

(i)           Seller shall prepare the appropriate Transfer Act forms with the Connecticut Department of Environmental Protection (“DEP”), including without limitation a properly completed and certified Form III, Environmental Condition Assessment Form, and Fee Payment Form.  Buyer shall assist Seller in the completion of such Transfer Act forms, where necessary;

(ii)           Prior to Closing, Seller shall conduct, at its own expense, an investigation in accordance with, as closely as reasonably possible, the requirements of DEP’s Remedial Standard Regulations, Regulations of Connecticut State Agencies §§ 22a-133k-1 through 3 in order to identify any required remediation thereunder, and thereafter shall prepare a good faith estimate of the total remediation costs, if any, that would be applicable under the foregoing regulations based on the findings of such investigation;

(iii)           Seller shall be responsible for filing all appropriate Transfer Act forms with the DEP, which shall be filed within 10 days following the Closing Date, and for the payment of all associated filing fees pursuant to the provisions of the Transfer Act; and

(iv)           Wallingford shall act as the Certifying Party, as that term is defined in the Transfer Act, in connection with the transactions contemplated by this Agreement.  As Certifying Party, Wallingford will conduct any required investigations and undertake any required remediation in accordance with DEP’s Remedial Standard Regulations, Regulations of Connecticut State Agencies §§ 22a-133k-1 through 3; provided that, Buyer shall (and shall cause Wallingford to) (A) keep Seller informed of any material developments with respect to activities relating to the Transfer Act, including investigation and any remediation thereunder and (B) give Seller (i) reasonable advance notice of and opportunity to participate in material meetings and conferences with Governmental Authorities and licensed environmental professionals responsible for any such investigation or remediation and (ii) the right to review, comment and Consent with respect to material Actions and decisions with respect to such investigations and remediations, including material communications and Filings with any Governmental Authority (such consent not to be unreasonably withheld, delayed or conditioned).

6.5 PJM and ISO New England.  Seller and Buyer shall cooperate and use their commercially reasonable efforts to cause the PJM Transfer Date and the ISO New England Transfer Date to occur as of the Closing Date or as promptly as practicable thereafter.  If the PJM Transfer Date and/or the ISO New England Transfer Date is not the Closing Date, Buyer and Seller (and, as applicable, their respective Affiliates) will enter into appropriate arrangements designed to provide that Buyer will receive all appropriate proceeds (net of any directly related expenses, if any, including fuel costs) from the sale of capacity (including locational forward reserve payments), energy and ancillary services from the applicable Station(s) following Closing.  Any such proceeds received by Seller or its Affiliates attributable to post-Closing periods shall be promptly paid to Buyer, and any proceeds received by Buyer or its Affiliates attributable to the sale of capacity and energy from the Stations prior to Closing shall be promptly paid to Seller or its Affiliates.

6.6 Assignment.

(a) Subject to Section 6.6(b) and Section 6.6(c) and pursuant to the terms and conditions of the Assignment and Assumption Agreement, effective as of the Closing, (i) Seller and its Affiliates will transfer and assign to Buyer all of their rights and obligations under the Assigned Agreements arising following the Closing, and (ii) Buyer will accept the transfer and assignment of and agree to assume, pay, perform and discharge from and after the Closing all of the rights and obligations of the Assigned Agreements arising following the Closing.

(b) Prior to the Closing, Seller and its Affiliates and Buyer will, in order to consummate the transactions contemplated in this Section 6.6, (i) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain any required Consents and, if applicable, make any required Filings in connection with the assignments contemplated by Section 6.6(a), and (ii) reasonably cooperate in good faith with the applicable counterparties to the Assigned Agreements and provide promptly such other information and communications to such counterparties to the Assigned Agreements as such counterparties to the Assigned Agreements may reasonably request in connection therewith.  For the avoidance of doubt, it is specifically acknowledged and agreed that neither Party nor any of its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain any such Consent.  Seller and its Affiliates and Buyer will provide prompt notification to each other when any such Consent is obtained (or refused) and will advise each other of any material communications with any counterparties to the Assigned Agreements regarding any of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 6.6 shall not constitute an agreement to assign or assume any obligation, claim, right or benefit arising under any Assigned Agreement or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof.  Any transfer or assignment to Buyer by Seller and its Affiliates of any provision of any Assigned Agreement that requires the Consent of any third party shall be made subject to such Consent being obtained.

(d) Without limiting the generality of Section 6.4(b), as promptly as practicable, but in no event later than ten (10) days after the date of this Agreement, the Parties shall jointly make a filing (the “FERC Waiver Filing”) with FERC seeking to obtain an approval under, or waiver of, FERC’s capacity release requirements, as may be necessary to effectuate the permanent release and assignment to Buyer, or its designee, of the firm gas transportation service agreement(s) included within the Assigned Agreements.  Seller shall cause its affiliate, PPL EnergyPlus, LLC, as the holder of such firm gas transportation service agreement(s), to join in such filing.

(e) Buyer and Seller agree that amounts payable to Seller or its Affiliates and amounts payable and obligations to be performed by Seller or its Affiliates under the Assigned Agreements for periods prior to Closing shall be for the account of Seller or its Affiliates, and amounts payable and obligations to be performed for periods following Closing shall be for the account of Buyer. Buyer and Seller will instruct each applicable counterparty to pay amounts owed thereunder for pre-Closing periods to Seller, and to pay amounts owed thereunder for post-Closing periods to Buyer.  In any event, however, any such proceeds received by Seller or its Affiliates attributable to post-Closing periods shall be promptly paid to Buyer, and any such proceeds received by Buyer or its Affiliates attributable to pre-Closing periods shall be promptly paid to Seller.

6.7 Release of Credit Support.

(a) Prior to the Closing, Buyer and Seller shall cooperate, and each shall use its commercially reasonable efforts, (i) to effect the full and unconditional release, effective as of the Closing Date, of the Specified Credit Support Parties from their respective obligations under the applicable Specified Credit Support and Buyer or its Affiliate shall issue replacement credit support, effective as of the Closing Date, in form and substance satisfactory to each of the Specified Credit Support Beneficiaries as set forth on Schedule 6.7((a))(i) (the “Specified Credit Support Replacements”) and (ii) to cause the Specified Credit Support Beneficiaries to terminate, surrender and redeliver to Seller or Seller’s designee each original copy of the respective Specified Credit Support and any other instrument constituting or evidencing Seller’s or the Specified Credit Support Parties’ obligations to provide such Specified Credit Support as set forth on Schedule 6.7((a))(ii) (the “Specified Credit Support Releases”); provided, however, that no Party nor any of its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain the Specified Credit Support Replacements and the Specified Credit Support Releases.

(b) Schedule 6.7(b) sets forth all outstanding letters of credit, guarantees or other forms of credit support posted by Seller or any of its Affiliates relating to the Companies, the Stations or the Business.

6.8 Conduct of Business Pending the Closing.

(a) Between the date of this Agreement and the Closing Date, Seller shall cause each of the Companies to (x) operate and maintain its Assets in the ordinary course of business consistent with past practices, and (y) use commercially reasonable efforts to preserve, maintain and protect its Assets in material compliance with applicable Permits, Orders and Laws. Without limiting the foregoing, and except as set forth on Schedule 6.8(a) or as contemplated by the Restructuring, between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not (with respect to the Business), and shall not permit the Companies to:

(i) sell or dispose of (x) any material Business assets or any material Assets or (y) any Assets in excess of $100,000 individually (or $500,000 in the aggregate) of the Companies, other than sales or dispositions of obsolete or surplus Assets, sales and dispositions in connection with the normal and prudent repair or replacement of Assets, or sales or dispositions in accordance with any Material Contract (other than, for the avoidance of doubt, any Contract that would be a Terminated Contract);

(ii) create, incur or assume any Indebtedness (except Indebtedness repaid prior to Closing);

(iii) merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;

(iv) grant, issue, sell, or otherwise dispose of any of its equity interests, including granting options, warrants or other rights to acquire such equity interests;

(v) effect any recapitalization, reclassification or like change in its capitalization;

(vi) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(vii) purchase any equity securities of any Person, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(viii) amend or modify its organizational documents;

(ix) engage in any new line of business;

(x) enter into, assign, amend, terminate or waive any material term under any Material Contract;

(xi) discharge, settle or satisfy any material Actions;

(xii) defer the payment, discharge, settlement or satisfaction of any Liability outside the ordinary course of business consistent with past practices;

(xiii) assign, terminate or amend in any respect, or give any waiver or consent with respect to, any Permit or Order;

(xiv) enter into or amend any employment agreement;

(xv) enter into any agreement with any labor union or association representing any employee, except as required by applicable Law;

(xvi) make any loan, advance or capital contribution to or investment in any Person;

(xvii) enter into any Contract with any Affiliate of Seller which will not be terminated pursuant to Section 6.9;

(xviii) commence any litigation, arbitration or administrative or other proceeding;

(xix) make, change or rescind any Tax election of the Companies, amend any material Tax Return of the Companies, extend the statute of limitations with respect to any Tax of the Companies, settle or compromise any Tax audit or enter into or amend any real or personal property Tax agreement, treaty or settlement that would affect the Tax liability of the Companies (for the avoidance of doubt, the foregoing limitations shall not apply to any Taxes or Tax Returns in respect of any consolidated, combined, unitary or aggregate group of which any Company is a member); or

(xx) agree or commit to do any of the foregoing.

(b) Between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause its Affiliate(s) that are parties to the Assigned Agreements not to assign, amend, terminate or waive any material term under any Assigned Agreement.

(c) Notwithstanding Section 6.8(a) and Section 6.8(b) or any other provision herein, Seller may cause the Companies or its Affiliates, as the case may be, to take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws or Permits; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.

6.9 Termination of Affiliate Contracts; Restructuring.

(a) Except as contemplated by this Agreement or as set forth on Schedule 6.9(a), prior to the Closing, Seller shall, and shall cause the Non-Company Affiliates to, take such actions as may be necessary to terminate, sever, or assign from the Companies to Seller or a Non-Company Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing all Contracts and services between any of the Companies, on the one hand, and Seller or any Non-Company Affiliate, on the other hand, including the termination or severance of insurance policies (including those policies referred to in Section 6.12), Tax indemnity, Tax allocation, Tax sharing, Tax services, legal services, banking services (to include the severance of any centralized clearance accounts) and power purchase agreements (collectively such Contracts, the “Terminated Contracts”).  On and after the Closing, none of Buyer, the Companies or any of their Affiliates shall have any further obligations or liabilities pursuant to the Terminated Contracts and all intercompany receivables and payables shall be cancelled or paid as of the Closing.

(b) Concurrently with the Closing, Buyer and Seller shall enter into a Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”). Between the date hereof and the Closing, Buyer shall use commercially reasonable efforts to minimize the scope of transition services to be provided under the Transition Services Agreement.

(c) On or prior to the Closing, Seller shall form Newco, and prior to the Restructuring Newco shall not conduct any business or take any material actions other than as contemplated in and in connection with the Restructuring.  Seller shall consummate the Restructuring prior to the Closing.

6.10 Employee Benefits.

(a) General; Seller Benefit Plans.  From and after the Closing Date, each Company Employee shall cease to have any right to accrue any benefits, and cease to have any right to continue as or become an active participant under any Benefit Plan other than a Company Benefit Plan (“Seller Benefit Plans”), or any other incentive, compensation and benefits arrangements that are sponsored, entered into, contributed to or maintained by Seller or any of its Affiliates, except to the extent of any claim incurred prior to Closing under any group disability, medical, dental, prescription drug or vision care benefits under any Seller Benefit Plans or to the extent such benefits continue to be available, by their express terms, through the end of the calendar month in which the Closing Date occurs.  From and after the Closing Date, Buyer shall be responsible for all obligations and liabilities, incurred on or after the Closing Date, under all Company Benefit Plans and any other incentive, compensation and benefits arrangements that are sponsored, entered into, contributed to or maintained by the Companies, and, except for Excluded Liabilities, no obligations or liabilities under the Companies Benefit Plans shall be retained by Seller or any of its Affiliates.

(b) Continuity of Employment at Closing.

(i) Buyer and Seller intend that there shall be continuity of provision of services to the Companies with respect to all Company Employees, immediately before and immediately after the Closing.  Buyer shall ensure that each Company Employee shall have the opportunity to continue to provide services to the Companies on and immediately after the Closing Date on such terms as comply with applicable Law, and on terms that comply with the requirements of this Section 6.10.

(ii) Buyer shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of (A) any severance obligations with respect to any Company Employee whose employment does not continue after the Closing Date, (B) Buyer’s failure to comply with the provisions of this Section 6.10, (C) any severance or termination liabilities resulting from the consummation of the transactions contemplated by this Section 6.10 or this Agreement, or (D) any suit or claim of violation brought against Seller or any of its Affiliates under the Worker Adjustment and Retraining Notification Act (together with any similar state or local law or regulation, “WARN”) for any actions taken by the Companies, the Buyer or any of their Affiliates on or after the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement.

(c) Post-Closing Compensation and Benefits.  Effective on the Closing Date, and for a period of not less than 12 months following the Closing Date, Buyer shall provide each Company Employee with (x) base salary and incentive compensation opportunities that are no less favorable in the aggregate than those provided (not including equity-based opportunities) to such Company Employee as of the date hereof, and (y) employee benefits (including without limitation defined contribution savings and retirement (and rate of company contributions thereunder), severance, health, vision, dental, disability and life insurance benefits, as well as vacation, time off, sick and holiday pay programs) that are substantially similar in the aggregate to those provided to such Company Employee as of the date hereof.

(d) Annual Cash Incentive. Without limiting the generality of the provisions of Section 6.10(c), Buyer shall provide incentive plans, including target incentive levels, to Company Employees which are no less favorable in the aggregate to the incentive plans and target incentive levels in place immediately prior to the Closing Date, from and after Closing and through December 31 of the calendar year following the calendar year in which the Closing Date occurs.  Seller shall retain and be responsible for a pro rata portion of the annual cash incentive bonuses for hourly and salaried Company Employees in respect of the year in which the Closing occurs, payable at the normal time such bonuses are paid, based on actual performance for the full year.

(e) Severance.  Without limiting the generality of the provisions of Section 6.10(c), from and after the Closing Date, Buyer shall provide severance pay and benefits to each Company Employee whose employment terminates or is terminated on or during the 12 month period following the Closing Date which are substantially similar in the aggregate to those described in Schedule 6.10(e) (taking into account increases in compensation and service through the date of such termination).  As a condition of any such severance benefits, Buyer shall require that affected employees execute (and not revoke) a general release of all claims against Seller, Buyer and their respective Affiliates.

(f) Service Credit.  With respect to any incentive, compensation or employee benefit arrangements as may be maintained for Company Employees from time to time following the Closing Date by Buyer or any of its Affiliates (including without limitation plans or policies providing severance benefits, vacation entitlement, and sick pay), service by such Company Employees performed for Seller, the Companies, or any of their Affiliates (or a predecessor to either such entity’s business or assets) shall be treated as service with Buyer and its Affiliates, for purposes of determining eligibility to participate, vesting and benefit accruals (other than with respect to any defined benefit plan); provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits or was not recognized under a comparable Benefit Plan.

(g) Medical and Welfare Plan Obligations.

(i) Buyer agrees to waive any waiting periods or limitations for preexisting conditions for each Company Employee under the welfare benefit programs of Buyer made available to such Company Employee on or following the Closing Date, to the same extent such periods or limitations would have been or were waived under a Benefit Plan for the same purpose under the comparable type of welfare benefit program in which such Company Employee was participating or eligible to participate immediately prior to the Closing Date.  Buyer further agrees to credit each Company Employee for amounts paid by such Company Employee under the welfare benefit program in which such Company Employee was participating immediately prior to the Closing Date towards satisfaction of the applicable deductibles and out-of-pocket limits under the comparable type of welfare benefit program of Buyer or its Affiliates in which such Company Employee first participates on or after the Closing Date, to the same extent such credit was given under the applicable welfare benefit program, and in each case in respect of the plan year in which occurs the Closing Date.

(ii) Buyer also shall honor all vacation, personal and sick days accrued by such Company Employees under the plans, policies, programs and arrangements of the Companies, Seller or its Affiliates (or a predecessor to either such entity’s business or assets) immediately prior to the Closing Date.

(iii) Buyer shall provide continuation health care coverage to Company Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and any similar state or local law on or after the Closing Date.

(h) Facility Closings; Employee Layoffs.  Buyer shall not terminate the employment of any Company Employees in such numbers or at such times as would trigger any liability under WARN to Seller or any of its Affiliates.

(i) No Amendments; No Third Party Beneficiaries.  All provisions contained in this Section 6.10 are included for the sole benefit of the Parties to this Agreement, and nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employee, any participant in any incentive, compensation or benefit plan, policy, program or arrangement, or any dependent, alternative payee or beneficiary thereof, or (ii) to continued employment with Seller, Buyer, the Companies, or any of their respective Affiliates, or continued participation in any incentive, compensation or benefit plan, policy, program or arrangement.  Nothing here shall constitute an amendment or modification of any Benefit Plan.

(j) Use of Third Party Operator.  The parties hereto agree that Buyer may designate a third party operator in accordance with Schedule 6.10(j); provided that in all events Buyer shall be responsible for any breach or failure to comply with any of its obligations under this Section 6.10.

6.11 Seller Marks.  As soon as reasonably practicable, but in no event more than thirty (30) days after the Closing Date, Buyer shall, and shall cause the Companies to: (i) cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “PPL” and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”); and (ii) remove from the Assets any and all Seller Marks and amend the relevant organizational documents of the Companies to change the names of the Companies to names that do not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.11, Seller shall be entitled to specific performance of this Section 6.11 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

6.12 Insurance.  Seller shall maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 3.10 from the date of this Agreement through the Closing.  In the event that the Companies or their successors incur losses which are covered by such insurance policies, if prior to Closing, Seller shall promptly notify Buyer in writing and, if after Closing, Buyer shall promptly notify Seller in writing, and in either case from and after Closing upon Buyer’s direction at Buyer’s sole cost and expense, Seller shall (and shall cause its Affiliates to) reasonably cooperate with Buyer in pursuing any claim with the relevant insurance carrier.  Seller shall (and shall cause its Affiliates to) assign or otherwise remit the insurance proceeds therefrom to Buyer at Closing or if received after the Closing Date, promptly upon receipt of such payment.

6.13 Casualty.  Notwithstanding anything to the contrary contained in the Uniform Vendor and Purchaser Risk Act (765 ILCS 65), if any of the Assets are damaged or destroyed by casualty loss after the date hereof but prior to the Closing, and the cost of restoring such damaged or destroyed Assets, individually or in the aggregate, to a condition reasonably comparable to their prior condition (as estimated by a qualified engineering firm reasonably acceptable to Buyer and Seller, taking into account any lost profits and after giving effect to any insurance proceeds available to Buyer or any of the Companies therefor) (such cost with respect to such Assets, taking into account any lost profits and after giving effect to any such insurance proceeds, the “Restoration Cost”) is greater than $1,000,000 but does not exceed 15% of the Purchase Price, Seller may elect, by notice to Buyer, to reduce the amount of the Purchase Price by such Restoration Cost, or to replace the damaged or destroyed Assets prior to Closing with assets in substantially the same condition as the damaged or destroyed Assets prior to the casualty, and such casualty loss shall not affect the Closing.  If Seller does not make either such election within forty-five (45) days after the date of such casualty loss, Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Seller.  If the Restoration Cost is in excess of 15% of the Purchase Price, Seller may, by notice to Buyer within forty-five (45) days after the date of such casualty loss, elect to (a) reduce the Purchase Price by the Restoration Cost, (b) replace the damaged or destroyed Assets prior to Closing with assets in substantially the same condition as the damaged or destroyed Assets prior to the casualty, or (c) terminate this Agreement, in each case by providing written notice to Buyer; provided, that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Seller, terminate this Agreement within ten (10) Business Days of receipt by Buyer of Seller’s notice regarding its election.  If the Restoration Cost is $1,000,000 or less, (i) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.

6.14 Condemnation.  If any of the Assets is taken by condemnation during the period between the date of this Agreement and the Closing Date and the condemnation value of such Assets, individually or in the aggregate with other condemned Assets (taking into account any lost profits and after giving effect to any condemnation award proceeds paid or payable to Buyer or any of the Companies) (as determined by a qualified firm reasonably acceptable to Buyer and Seller) (such value with respect to such Assets, taking into account any lost profits and after giving effect to any such condemnation award proceeds, the “Condemnation Value”) is greater than $1,000,000 but is not in excess of 15% of the Purchase Price, Seller may elect to reduce the Purchase Price by such Condemnation Value by notice to Buyer, and such condemnation shall not affect the Closing.  If Seller does not make such an election within 45 days after the award of the condemnation proceeds, Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Seller.  If the Condemnation Value is in excess of 15% of the Purchase Price, Seller may, by notice to Buyer within forty-five (45) days after the award of the condemnation proceeds, elect to (a) reduce the Purchase Price by such Condemnation Value or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Seller, terminate this Agreement within ten (10) Business Days of receipt by Buyer of Seller’s notice regarding its election.  If the Condemnation Value is $1,000,000 or less, (i) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.

6.15 Turbine Transfers.  Buyer shall provide to Seller, at least five (5) Business Days prior to the Closing Date, a written notice of the legal entity or entities (including Newco) into which the two spare turbines shall be transferred.  The two spare turbines shall remain on site at the University Park Station.

6.16 RGGI.  On or before thirty (30) days after the Closing Date, Seller shall transfer or cause to be transferred to the Wallingford compliance account RGGI emissions credits equal to the amount of CO2 emissions at the Wallingford Station from January 1, 2009, up to and including the date of the Closing.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Buyer.  The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction or other Order by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Buyer agreeing to use commercially reasonable efforts to have any such injunction or Order lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 7.1(c)(i) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 7.1(c)(ii), shall have been duly obtained by Final Order, all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred, and none of such Consents shall impose additional terms or conditions that would reasonably be expected to result in any material and adverse impact on Buyer, its Affiliates or the Business, or would impose any material change or modification to this Agreement;

(d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing;

(e) The representations and warranties of Seller set forth in Article III and Article IV hereof shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date, which shall have been true and correct as of such date, and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect, which shall be true and correct in all respects);

(f) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and be continuing;

(g) Seller shall have delivered or shall stand ready to deliver all of the items required to be delivered by Seller hereunder, including pursuant to Section 2.4;

(h) Each of the Assigned Agreements shall have been assigned to Buyer or its designee in accordance with the terms and conditions of Section 6.6(a) and the Assignment and Assumption Agreements;

(i) Buyer shall have received all third party consents, waivers or approvals with respect to the sale of the Seller’s Interests, assignment of the Assigned Agreements or the consummation of the transactions contemplated by this Agreement as set forth on Schedule 7.1((i));

(j) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to Seller’s Knowledge, the conditions set forth in Sections 7.1(d), (e) and (f) have been satisfied;

(k) The Affiliate PSA Closing shall occur simultaneously with the Closing on the Closing Date; and

(l) The Restructuring shall have been consummated.

7.2 Conditions to Obligation of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction or other Order by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Seller agreeing to use its commercially reasonable efforts to have any such injunction or Order lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 7.1(c)(i) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 7.1(c)(ii), shall have been duly obtained by Final Order, all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred, and none of such Consents shall impose additional terms or conditions that would reasonably be expected to result in any material and adverse impact on the Seller or any Non-Company Affiliate, or would impose any material change or modification to this Agreement;

(d) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;

(e) The representations and warranties of Buyer set forth in Article V hereof shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date, which shall have been true and correct as of such date, and (ii) representations and warranties that are qualified by reference to materiality, Material Adverse Effect or Buyer Material Adverse Effect, which shall be true and correct in all respects);

(f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to Buyer’s Knowledge, the conditions set forth in Sections 7.2(d) and (e) have been satisfied;

(g) Seller shall have received all third party consents, waivers or approvals with respect to the sale of the Seller’s Interests, assignment of the Assigned Agreements or the consummation of the transactions contemplated by this Agreement as set forth on Schedule 7.2(g);

(h) Buyer shall have delivered or shall stand ready to deliver all of the items required to be delivered by Buyer hereunder, including pursuant to Section 2.5; and

(i) The Affiliate PSA Closing shall occur simultaneously with the Closing on the Closing Date.

7.3 Failure Caused by Party’s Failure to Comply.  Neither Seller nor Buyer may terminate the Agreement in reliance on the failure of any condition set forth in Sections 7.1 or 7.2, as the case may be, if such failure was caused directly by such Party’s or its Affiliate’s failure to comply with any provision of this Agreement or the Affiliate PSA.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification.

(a) The Seller shall indemnify, defend and hold harmless the Buyer’s Indemnitees and its Affiliates from and against any and all Indemnifiable Losses attributable to (i) any Taxes of the Companies with respect to any taxable period that ends prior to the Closing Date (a “Pre-Closing Tax Period”) and with respect to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date; (ii)  any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Seller or any other Person which is affiliated with the Companies or with whom any of the Companies otherwise joins in filing any consolidated, combined, unitary or aggregate Tax Return immediately prior to the Closing or the Restructuring; and (iii) any breach of any representation or warranty contained in Section 3.11 or covenant set forth in Sections 6.8(a)(xix) or 8.7, except in each case , any such Taxes for which Buyer is responsible pursuant to Section 8.7.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer’s Indemnitees pursuant to this Section 8.1 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

8.2 Straddle Period.  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period (for illustrative purposes, and for the avoidance of doubt, all Illinois real property Tax  bills for 2010 shall cover the calendar year beginning January 1, 2010 and ending December 31, 2010 and the Parties shall allocate the Taxes based upon their respective ownership periods during that calendar year; all Connecticut real and personal property Tax bills for 2010 shall cover the fiscal year beginning October 1, 2009 and ending September 30, 2010 and the Parties shall allocate the Taxes based upon their respective ownership periods during that fiscal year); and

(b) In the case of Taxes not described in Section 8.2(a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

8.3 Responsibility for Filing Tax Returns.

(a) Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate Governmental Authority (i) all consolidated, combined, unitary or aggregate Tax Returns in respect of University Park that include Seller or any of its Affiliates and (ii) all Tax Returns in respect of the Companies that are required to be filed in respect of a Pre-Closing Tax Period, and shall pay all Taxes due with respect to such Tax Returns. All such Tax Returns described in clause (ii) of the preceding sentence shall be prepared in a manner consistent with past practice except as required by applicable Law.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed when due all other Tax Returns with respect to the Companies and shall remit any Taxes due in respect of such Tax Returns; provided that any such Tax Return in respect of a Straddle Period (a “Straddle Period Tax Return”) shall be prepared in a manner consistent with past practice except as required by applicable Law; provided further, that Seller shall prepare or cause to be prepared and file or cause to be filed any such Straddle Period Tax Return that is required to be filed within thirty (30) days of the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Except as set forth on Schedule 8.3, with respect to each Straddle Period Tax Return to be filed by a Party hereunder, such Party shall deliver a copy of such Straddle Period Tax Return, in the case of a Straddle Period Tax Return filed by Buyer,  at least thirty (30) days and, in the case of a Straddle Period Tax Return filed by Seller, at least ten (10) days prior to the due date for filing such Straddle Period Tax Return (including valid extensions) together with a statement setting forth the amount of Tax allocated to the other Party pursuant to Section 8.2 in respect of such Straddle Period Tax Return.  The Party not preparing a Straddle Period Tax Return shall have the right to review such Straddle Period Tax Return and such allocation and, within 10 days after the date of receipt thereof, to request in writing any reasonable changes to such Straddle Period Tax Return.  Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Period Tax Return and allocation.  In the event the Parties are unable to resolve any dispute within ten (10) days after a Party has received the other Party’s written request for changes, then any disputed issues shall be immediately submitted to the Independent Accounting Firm to resolve in a final binding matter prior to the due date for such Straddle Period Tax Return.  The fees and expenses of the Independent Accounting Firm shall be shared equally between Seller and Buyer. Each of Buyer and Seller shall reimburse the other party no later than ten (10) Business Days following the due date for any Straddle Period Tax Return (taking into account any valid extensions thereof) to be filed by the other party for any Taxes due in respect of such Straddle Period Tax Return for which such first party is responsible pursuant to this Agreement.

8.4 Tax Proceedings.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to a Buyer’s Indemnitee pursuant to Section 8.1, then the Buyer shall give notice to the Seller in writing of such claim and of any counterclaim the Buyer proposes to assert.

(b) Seller shall control the conduct of all audits, contests, claims for refunds or other administrative or judicial proceedings (a “Tax Proceeding”) in respect of Taxes for which Seller is solely responsible pursuant to this Agreement and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel).  Notwithstanding the foregoing, Seller shall not settle such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, if such Tax Proceeding could have a material adverse impact on the Taxes of the Buyer or any of its Affiliates (including, for any period after the Closing Date, University Park).  For purposes of this Agreement, any request for reimbursement pursuant to Article III of the Redevelopment Agreement shall be considered a claim for refund in respect of Taxes.

(c) The Seller and Buyer shall jointly control and participate in all Tax Proceedings in respect of Taxes for which both Seller and Buyer are responsible pursuant to this Agreement and shall bear their own respective costs and expenses. Neither the Seller nor Buyer shall settle any such Tax Proceeding without the prior written consent of the other.

(d) Buyer shall control all other Tax Proceedings in respect of Taxes relating to the Companies.

8.5 Cooperation.  Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes, audits, claims for refunds or reimbursement claims with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding.

8.6 Purchase Price Adjustment.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

8.7 Transfer Taxes and Restructuring Costs.

(a) All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby other than the Restructuring shall be borne equally by Buyer and Seller.  Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

(b) All out of pocket costs, expenses and Taxes incurred in connection with the Restructuring (including Taxes of Seller or its Affiliates that are accelerated as a result of the Restructuring) shall be borne by Seller.

8.8 Refunds.  The amount or economic benefit of any refunds, reimbursements, credits or offsets of Taxes for which Seller is responsible pursuant to this Agreement, including reimbursements in respect of the Redevelopment Agreement, shall be for the account of Seller.  For the avoidance of doubt, reimbursements pursuant to the Redevelopment Agreement in respect of a Straddle Period shall be allocated between the Buyer and Seller pursuant to the principles of Section 8.2(a).  Buyer agrees to use its reasonable best efforts to promptly obtain any such refund, reimbursement, credit or offset of Taxes.  Buyer shall forward, and shall cause its Affiliates to forward, to the Seller the amount or economic benefit of any such refund, credit or offset within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

8.9 Exclusivity.  Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by this Article VIII.

ARTICLE IX

INDEMNIFICATION AND DISPUTE RESOLUTION

9.1 Indemnification.

(a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller’s Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, penalties, Actions, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any (A) representation and warranty set forth in Article V, or (B) any covenant or agreement of Buyer contained in this Agreement, or (ii) the Assumed Liabilities and Liabilities of the Companies (other than the Excluded Liabilities); provided, however, that Buyer shall be liable to the Seller’s Indemnitees pursuant to clause (i) of this Section 9.1(a) only for Indemnifiable Losses for which any Seller’s Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 11.4.

(b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (which, for the avoidance of doubt, includes the Companies) (each, a “Buyer’s Indemnitee” and, together with Seller’s Indemnitees, an “Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer’s Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any (A) representation and warranty set forth in Article III or Article IV (other than any representation or warranty set forth in Section 3.11 and without giving effect to clause (e) of Section 3.14), or (B) any covenant or agreement of Seller set forth in this Agreement, (ii) the Excluded Liabilities, or (iii) any investigation or remediation required to comply with the Transfer Act pursuant to Section 6.4(f)(iv); provided, however, that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i) of this Section 9.1(b) only for Indemnifiable Losses for which any Buyer’s Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 11.4; and provided further that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i)(A) of this Section 9.1(b) for breaches of representations and warranties (y) only after Indemnifiable Losses for such breaches, in the aggregate, exceed one and a half percent (1.5%) of the Purchase Price (provided, however, that once such threshold amount is exceeded, Buyer’s Indemnitees may recover all Indemnifiable Losses for such breaches incurred from and after the Closing Date without regard to such threshold amount), and (z) only for Indemnifiable Losses for such breaches, in the aggregate, up to, but not in excess of, twenty percent (20%) of the Purchase Price (other than, in each case, for breaches of the representations and warranties set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.4 and 4.7, as to which no such limitations in this proviso shall be applicable); provided, further, that Seller’s obligation to indemnify pursuant to clause (iii) in this Section 9.1(b) shall not exceed fifty percent (50%) of the out-of-pocket costs incurred by or on behalf of Wallingford pursuant to Section 6.4(f)(iv).

(c) The rights and remedies of Seller and Buyer set forth in this Article IX are (except in cases of fraud) exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including Environmental Laws and including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss. Notwithstanding anything else in this Agreement, each of Seller and Buyer agree that this Agreement shall not limit or otherwise affect any non-monetary right or remedy which Seller or Buyer may have under this Agreement or otherwise limit or affect either Seller’s or Buyer’s right to seek equitable relief to enforce this Agreement, including the remedy of specific performance.

(d) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys’ fees suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim and except as provided for in Sections 6.13 and 6.14).

(e) Any Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 9.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 9.1(e), the Indemnitee’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking any mitigation, reduction or elimination.

9.2 Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any Action made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim; provided the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate (in each case, to the extent known) (i) the bases of the claim for indemnification, (ii) the amount or the method of computation of the amount of the Indemnifiable Loss that has been or may be incurred by the Indemnitee and (iii) a reference to the provision or provisions in this Agreement upon which such claim is based. Within ten (10) Business Days after receiving such notice, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel.

(b) Pursuant to the notice requirement in the final sentence of Section 9.2(a), in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, Buyer, shall be entitled to direct the defense against a Third-Party Claim for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other and, in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, the Buyer, shall (and shall cause its respective Affiliates to) provide reasonable assistance in such defense at the direction of the Party so defending, including taking reasonable actions related to such defense (including making filings with Governmental Authorities) at the direction of such Party, provided that (i) Buyer or Seller (as applicable) is conducting a good faith defense, (ii) Buyer (in the case of a claim by a Seller’s Indemnitee), or Seller (in the case of a claim by a Buyer’s Indemnitee), has irrevocably acknowledged in writing its obligation to provide indemnification for such claim and (iii) the only relief sought by such Third-Party Claim is monetary (rather than equitable) in nature, and provided, further, that such party directing the defense shall not compromise or settle it without receiving a release of the indemnified parties and the indemnified parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof; in all other events, the indemnified parties (acting through the Buyer, in the case of a Buyer’s Indemnitee, or through Seller, in the case of a Seller’s Indemnitee) shall have the exclusive right to direct the defense against such Third-Party Claim (at the expense of the Indemnifying Party), with counsel selected by it and reasonably acceptable to the Indemnifying Party, provided, that the indemnified parties shall not compromise or settle such Third-Party Claim without receiving a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof.  Parties who are not directing the defense shall at all times have the right to participate in the defense of a Third-Party Claim in reasonable respects and at their own expense directly or through counsel of their choosing that is reasonably acceptable to the party directing the defense; provided that if the named parties to the Action include both the Indemnifying Party and one or more indemnified parties, the Indemnifying Party is directing the defense, and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the Indemnifying Party.

(c) If no such notice of intent to dispute and defend a Third-Party Claim is given by Buyer or Seller (whichever is authorized to act on behalf of the Indemnifying Party in accordance with the immediately preceding paragraph), or if such good faith defense is not being, or ceases to be, conducted by Buyer or Seller (as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by it and reasonably acceptable to the Indemnifying Party) and to compromise or settle it (at the Indemnifying Party’s expense), subject to receipt of a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof.  If the Third-Party Claim is one that by its nature cannot be defended solely by the party directing the defense, then the other party hereto shall make available such information and assistance (including without limitation its officers, employees and agents) as the party directing the defense may reasonably request and shall cooperate with such party directing the defense in such defense (at the expense of the Indemnifying Party).

ARTICLE X

TERMINATION

10.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

(b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(i) shall have used its commercially reasonable efforts to seek relief from such Order; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; or (iii) if the Closing shall not have occurred or is not reasonably likely to occur within six (6) months after the date of this Agreement (the “Outside Date”) (provided, that (x) if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(c) or Section 7.2(c) have not been obtained and such Consents are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to nine (9) months after the date of this Agreement, and (y) in all events, if the Affiliate PSA Outside Date is extended under the terms of the Affiliate PSA, then the Outside Date shall automatically be extended to the same date as the Affiliate PSA Outside Date); provided, however, that the right to so terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach (or Affiliate’s breach) of this Agreement or the Affiliate PSA has caused, or resulted in, the failure of the Closing to occur on or before such date.

(c) This Agreement may be terminated by Seller upon written notice to Buyer if the Buyer Parent Guarantee, duly executed by Buyer Parent as of the date hereof, does not remain in full force and effect from and after the date hereof and through the Closing.

(d) This Agreement may be terminated by Buyer upon written notice to Seller if the PPL Energy Supply Guarantee, duly executed by PPL Energy Supply as of the date hereof, does not remain in full force and effect from and after the date hereof and through the Closing.

(e) Except as provided in Section 7.3, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which breach causes the closing condition in Sections 7.1(d) or 7.1(e) to not be capable of being satisfied (absent waiver by Buyer) and such breach is not cured (if subject to cure) by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach in writing.

(f) Except as provided in Section 7.3, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which breach causes the closing condition in Sections 7.2(d) or 7.2(e) to not be capable of being satisfied (absent waiver by Seller) and such breach is not cured (if subject to cure) by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach in writing.

(g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party at any time prior to Closing, if the Affiliate PSA has been terminated for any reason.

(h) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party pursuant to the terms and conditions of Section 6.13 and Section 6.14.

(i) Either Buyer or Seller may terminate this Agreement solely with respect to the provisions specified in, and under the terms and conditions set forth in, Schedule 1.1(102).

10.2 Effect of Termination.  Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 10.1, this Agreement shall be of no further force or effect (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 10.2 and Article XI, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification.  This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties.

11.2 Expenses.  Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

11.3 Waiver of Compliance; Consents.  To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein.

11.4 Survival.  Other than Section 3.1 (Organization and Existence), Section 3.2 (Company), Section 3.11 (Taxes), Section 4.1 (Organization; Qualification), Section 4.2 (Authority), Section 4.4 (Title and Related Matters), and Section 4.7 (Brokers; Finders), which shall survive indefinitely, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date.  The covenants and agreements of the Parties contained in this Agreement shall not terminate on the Closing Date and shall survive indefinitely until performed in accordance with this Agreement.

11.5 Disclaimers, As-Is Sale; Release.  (a)  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH HEREIN, THE SELLER’S INTERESTS ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER OR ITS AFFILIATES, THE SELLER’S INTERESTS, THE BUSINESS, THE COMPANIES OR THE ASSIGNED AGREEMENTS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE SELLER’S INTERESTS OR THE ASSIGNED AGREEMENTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE SELLER’S INTERESTS OR THE ASSIGNED AGREEMENTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE BUSINESS OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE BUSINESS OR THE SUITABILITY OF THE BUSINESS FOR OPERATION AS A POWER PLANT OR OTHERWISE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS.

(b) Except for the obligations of Seller under this Agreement (including, without limitation, the provisions of Article IX), for and in consideration of the transfer of the Seller’s Interests, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of the Companies, or the Assets, Business, conduct, services, products or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date, except for criminal actions or fraud; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits.

(c) Except for the obligations of Buyer under this Agreement (including without limitation the provisions of Article IX), for and in consideration of the payment of the Purchase Price, effective as of the Closing Date, Seller hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates to absolutely and unconditionally release, acquit and forever discharge, Buyer and its Affiliates (including the Companies), each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from (i) the transactions contemplated hereby, whether related to any period of time before or after the Closing Date or (ii) the ownership or operation of the Companies, or the Assets, Business, conduct, services, products or employees (including former employees) of any of the Companies (and any predecessors), solely related to any period of time before the Closing Date, except for criminal actions or fraud; provided, however, that in the event Seller’s Affiliates are sued by Buyer or its Affiliates for any matter subject to this release, Seller’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits.

11.6 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified U.S. mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any such notice of a change of address or facsimile number shall be effective only upon receipt thereof):

(a)	If to Seller, to:

PPL Generation, LLC c/o PPL Services Corporation Office of General Counsel Two North Ninth Street Allentown, PA 18101 Attention: General Counsel Facsimile: (610) 774-4455

and a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David Lieberman, Esq. Facsimile: (215) 455-2502

(b)	If to Buyer or Buyer Parent, to:
LS Power Development, LLC 1700 Broadway, 35th Floor New York, New York 10019 Attention: General Counsel Facsimile: (212) 615-3440

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4802 Attn: David A. Kurzweil Facsimile No.: (212) 751-4864

11.7 Assignment.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder.  Notwithstanding the foregoing, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, any or all of its rights and obligations under this Agreement (i) to one or more of its Affiliates or (ii) to its lenders or other financing sources as collateral security; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.

11.8 Governing Law; Forum; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters, including validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 11.6 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.9 Counterparts.  This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.

11.11 Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

11.12 Disclosure.  Except as otherwise provided in this Agreement, all Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered Schedule or Section hereof shall be deemed to correspond to and qualify any other numbered Schedule or Section relating to such Party to which the applicability of the disclosure is reasonably apparent on its face from a reading of such disclosure. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

11.13 Entire Agreement.  This Agreement and the Affiliate PSA (including the Schedules and Exhibits hereto and thereto), together with the Additional Agreements (when executed and delivered by the Parties) and the Confidentiality Agreement, constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions.

11.14 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SIGNATURE PAGE FOLLOWS
IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

PPL GENERATION, LLC
By:
Name: Title:

HARBOR GEN HOLDINGS, LLC
By:
Name: Title: